Exhibit 99.2

BeiGene Announces Approval of BRUKINSA (zanubrutinib) in the European Union for Treatment of Adults with Waldenström’s Macroglobulinemia

EU approval follows recent approvals for BRUKINSA including U.S., China, Brazil, and Canada

The approval is based on Phase 3 ASPEN head-to-head trial
comparing BRUKINSA against ibrutinib

BASEL, CAMBRIDGE, Mass. & BEIJING—(BUSINESS WIRE)—November 23, 2021—BeiGene (NASDAQ: BGNE; HKEX: 06160) announced today that the European Commission (EC) approved BRUKINSA® (zanubrutinib) for the treatment of adult patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy or for the first-line treatment of patients unsuitable for chemo-immunotherapy. The approval is applicable to all 27 European Union (EU) member states, plus Iceland and Norway. BeiGene is working to make this new treatment option available to WM patients in the EU as quickly as possible.

“BTK inhibition is an established mode of treatment for patients with WM, and the approval of BRUKINSA provides an important new option for patients with WM that may offer improved outcomes,” said Prof. Christian Buske, Medical Director at the University Hospital Ulm, Germany, and a trial investigator of the ASPEN study. “Patients and their physicians in the EU will soon have access to an innovative medicine that has potential to offer deep and durable responses and improved tolerability, as seen in the ASPEN trial.”

The EC approval for BRUKINSA follows a positive opinion granted in September by the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA), based on the results of the ASPEN trial. Although the primary endpoint of statistical superiority related to deep response, very good partial response (VGPR) or better, was not met, BRUKINSA demonstrated clinical benefit with advantages in safety compared to ibrutinib.1 Read more about the positive CHMP opinion and ASPEN trial results here.

“With BRUKINSA now approved in the EU, we continue to execute on our commitment of making this potentially best-in-class BTK inhibitor available for more patients around the world who may benefit,” said Jane Huang, M.D., Chief Medical Officer, Haematology at BeiGene. “BRUKINSA was designed to maximize BTK occupancy and minimize off-target effects and has demonstrated efficacy and advantages in safety and tolerability over ibrutinib in the ASPEN trial. We believe BRUKINSA will become the preferred treatment option among patients with WM and their physicians.”

“We have built a strong team in Europe that is committed to creating access to BRUKINSA for patients living with WM,” said Gerwin Winter, Senior Vice President, Head of Commercial, Europe at BeiGene. “This approval by the European Commission is a significant milestone for BeiGene’s expansion in the region, representing another step towards BeiGene’s goal of increasing access to innovative oncology medicines globally.”

About Waldenström’s Macroglobulinemia

Waldenström’s macroglobulinemia (WM) is a generally indolent and relatively rare B-cell malignancy characterized by bone marrow infiltration with monoclonal immunoglobulin M (IgM) secreting lymphoplasmacytic cells. WM represents approximately one percent of all non-Hodgkin’s lymphomas and typically progresses slowly after diagnosis.2 The disease usually affects older adults and is primarily found in the bone marrow, although lymph nodes and the spleen may be involved.3 Throughout Europe, the estimated incidence rate of WM is approximately seven out of every one million men and four out of every one million women.4

About the ASPEN trial

The Phase 3 randomized, open-label, multicentre ASPEN clinical trial (NCT03053440) evaluated BRUKINSA (zanubrutinib) versus ibrutinib in patients with relapsed or refractory (R/R) WM or treatment-naïve (TN) WM considered unsuitable for treatment with chemoimmunotherapy. The primary objective was to establish superiority of BRUKINSA compared to ibrutinib as demonstrated by the proportion of patients achieving complete response or very good partial response. Secondary endpoints included major response rate (MRR), duration of response (DoR) and progression-free survival (PFS), and safety, measured by incidence, timing and severity of treatment-emergent adverse events. The pre-specified analysis populations for the trial included the overall population (n=201), of which the majority were R/R patients (n=164). Exploratory endpoints included quality of life measures.

As assessed by an independent review committee (IRC) based on the modified Sixth International Workshop on Waldenström’s Macroglobulinemia (IWWM-6) response criteria (Treon 2015), the combined rate of complete response (CR) and VGPR in the overall intention-to-treat (ITT) population was 28% with BRUKINSA (95% CI: 20, 38), compared to 19% with ibrutinib (95% CI: 12, 28). While this difference was not statistically significant, BRUKINSA did achieve numerically higher VGPR rates and trends towards increased response quality.1

In the ASPEN trial, BRUKINSA demonstrated a more favorable safety profile compared to ibrutinib with lower frequency of adverse reactions that have raised concern with BTK inhibitors, including atrial fibrillation or flutter (2% vs. 15%), minor bleeding (49% vs. 59%) and major hemorrhage (6% vs. 9%). Despite higher rates of grade ≥3 neutropenia, patients on BRUKINSA did not demonstrate higher rates of infection as compared to those receiving ibrutinib. Of the 101 patients with WM treated with BRUKINSA, 4% of patients discontinued due to adverse events, and adverse events leading to dose reduction occurred in 14% of patients.1

The study includes three arms in two cohorts, a randomized cohort (Cohort 1, N=201) consisting of patients with a MYD88 mutation (MYD88MUT) and a non-randomized cohort (Cohort 2, N=28) in which patients with MYD88 wild-type (MYD88WT) received BRUKINSA because historic data indicated they were unlikely to benefit from ibrutinib. The randomized Cohort 1 enrolled 102 patients (including 83 R/R patients and 19 TN patients) in the BRUKINSA arm and 99 patients (including 81 R/R patients and 18 TN patients) in the ibrutinib arm. Patients in the BRUKINSA arm were assigned to receive BRUKINSA 160 mg twice daily (BID) and patients in the ibrutinib arm received 420 mg of ibrutinib once daily (QD).

About BRUKINSA

BRUKINSA (zanubrutinib) is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is now approved in the United States, China, the European Union and nine other countries and regions. To date, more than 20 marketing authorization applications have been submitted for BRUKINSA for various indications.

Safety Information

The most commonly occurring adverse reactions (≥20%) were neutropenia (56.2%), thrombocytopenia (45.1%), upper respiratory tract infection (44.3%), hemorrhage/hematoma (32.2%), rash (29.8%), bruising (29.1%), anemia (28.9%), musculoskeletal pain (24.3%), diarrhea (23.6%), pneumonia (22.1%) and cough (21.7%).

The most common Grade 3 or higher adverse reactions (>5%) were neutropenia (28.0%), pneumonia (11.6%), thrombocytopenia (11.4%), and anemia (6.9%).

Of the 779 patients treated with zanubrutinib, 3.6% of patients discontinued treatment due to adverse reactions. The most frequent adverse reaction leading to treatment discontinuation was pneumonia (1.8%). Adverse reaction leading to dose reduction occurred in 4.9% of patients.

The recommended total daily dose of zanubrutinib is 320 mg. The daily dose may be taken either once daily (four 80 mg capsules) or divided into two doses of 160 mg twice daily (two 80 mg capsules).

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,750 colleagues dedicated to advancing more than 90 ongoing or planned clinical trials involving more than 14,000 patients and healthy volunteers. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Haematology-oncology and solid tumour targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the United States, China, the EU, Canada, Australia, and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,700 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the planned commercialization and market access of BRUKINSA in the European Union and additional development, regulatory filings and potential approvals in other markets, the potential for BRUKINSA to be a best-in-class BTK inhibitor, the potential for BRUKINSA to provide improved clinical benefits with advantages in safety, the potential for BRUKINSA to become the preferred treatment option among patients with WM and their physicians, the potential commercial opportunity for BRUKINSA, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Contacts

Investor Contact	Media Contact
Gabrielle Zhou	Emily Collins
+86 10-5895-8058 or +1 857-302-5189	+1 201-201-4570
ir@beigene.com	media@beigene.com

* BRUKINSA is approved in the following indications and regions:

•For the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (United States, November 2019)a;

•For the treatment of MCL in adult patients who have received at least one prior therapy (China, June 2020) b;

•For the treatment of chronic lymphocytic leukaemia (CLL) or small lymphocytic lymphoma (SLL) in adult patients who have received at least one prior therapy (China, June 2020) b;

•For the treatment of relapsed or refractory MCL (United Arab Emirates, February 2021);

•For the treatment of Waldenström’s macroglobulinemia (WM) in adult patients (Canada, March 2021);

•For the treatment of adult patients with WM who have received at least one prior therapy (China, June 2021)b;

•For the treatment of MCL in adult patients who have received at least one prior therapy (Canada, July 2021);

•For the treatment of MCL in adult patients who have received at least one prior therapy (Chile, July 2021);

•For the treatment of adult patients with MCL who have received at least one previous therapy (Brazil, August 2021);

•For the treatment of adult patients with WM (United States, August 2021);

•For the treatment of adult patients with marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen (United States, September 2021)*;

•For the treatment of adult patients with MCL who have received at least one previous therapy (Singapore, October 2021);

•For the treatment of MCL in patients who have received at least one prior therapy (Israel, October 2021);

•For the treatment of adult patients with WM who have received at least one prior therapy, or in first line treatment for patients unsuitable for chemo-immunotherapy (Australia, October 2021);

•For the treatment of adult patients with MCL who have received at least one prior therapy (Australia, October 2021);

•For the treatment of adult patients with MCL who have received at least one previous therapy (Russia, October 2021);

•For the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (Saudi Arabia, November 2021); and

•For the treatment of adult patients for the treatment of adult patients with WM who have received at least one prior therapy or first-line treatment of patients unsuitable for chemo-immunotherapy (European Union, November 2021).

a. This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

b. This indication was approved under conditional approval. Complete approval for this indication may be contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

References:

1. Tam, et al. A randomized phase 3 trial of zanubrutinib vs ibrutinib in symptomatic Waldenström macroglobulinemia: the ASPEN study. Blood. October 2020. 136(18): 2038-2050.

2. Lymphoma Research Foundation. Getting the Facts: Waldenström Macroglobulinemia. Available at https://lymphoma.org/wp-content/uploads/2020/09/LRF-Waldenstrom-Macroglobulinemia_Factsheet.pdf. Updated 2020.

3. Lymphoma Research Foundation. Available at https://lymphoma.org/aboutlymphoma/nhl/wm/. Accessed December 2020.

4. Buske, C, et al. Treatment and outcome patterns in European patients with Waldenström’s macroglobulinaemia: a large, observational, retrospective chart review. The Lancet Haematology 2018; 5: e0299-309.